PURCHASE AND SALE AGREEMENT

By And Among

SENTIO LEAH BAY LLC,

a Delaware limited liability company

AS “BUYER”

AND

URBANA CARE GROUP LLC,

SPRINGFIELD CARE GROUP LLC,

NORMAL CARE GROUP LLC

BRYAN CARE GROUP, LP and

ERWIN FAMILY PROPERTIES I, L.L.C.

AS “SELLER”

And

FIDELITY NATIONAL TITLE AGENCY, INC.

a Texas corporation

AS “ESCROW AGENT”

Dated as of

May 7, 2012

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4.27 Patriot Act Compliance	16
4.28 Broker’s or Finder’s Fees	16
4.29 Insolvency	16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	17
5.1 Organization and Good Standing	17
5.2 Authorization and Binding Effect of Documents	17
5.3 Absence of Conflicts	17
5.4 Consents	17
5.5 Patriot Act Compliance	17
5.6 Broker’s or Finder’s Fees	18

ARTICLE VI OTHER COVENANTS	18
6.1 Conduct of Business Prior to the Closing	18
6.2 Notification of Certain Matters	19
6.3 Title; Additional Documents	19
6.4 Other Consents	19
6.5 Inspection and Access	19
6.6 Confidentiality	20
6.7 Publicity	21
6.8 Commercially Reasonable Efforts	21
6.9 Reports	21
6.10 Post-Closing Obligations of Seller	21
6.11 Post-Closing Obligations of Buyer	21
6.12 No Other Representations or Warranties	21
6.13 Noncompetition	22
6.14 Exclusivity	22
6.15 Existing Mortgages	22
6.16 No New Survey Matters	22
6.17 Employees	23

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE	23
7.1 Accuracy of Representations and Warranties; Closing Certificate	23
7.2 Performance of Agreement	23
7.3 No Adverse Change	23
7.4 Intentionally Deleted	23
7.5 Title Insurance and Survey	23
7.6 Intentionally Deleted	25
7.7 Intentionally Deleted	25
7.8 Licenses	26
7.9 Termination of Existing Management Agreement	26
7.10 Management Agreement	26
7.11 Third-Party Consents	26
7.12 Guaranty	26
7.13 Loan Assumption Approval	26

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ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE	27
8.1 Accuracy of Representations and Warranties	27
8.2 Performance of Agreements	27
8.3 Mortgage Release. The Mortgage Holder shall have agreed to the Mortgage Release on terms that are reasonably acceptable to Current Owners	27

ARTICLE IX CLOSING	27
9.1 Closing Date and Place	27
9.2 Deliveries of Seller	27
9.3 Deliveries of Buyer	28
9.4 Closing Costs	29
9.5 No Additional Representations; Disclaimer Notice	29

ARTICLE X INDEMNIFICATION	30
10.1 General	30
10.2 Indemnification by Seller	30
10.3 Indemnification by Buyer	30
10.4 Administration of Indemnification	31

ARTICLE XI DEFAULT AND TERMINATION	32
11.1 Right of Termination	32
11.2 Remedies upon Default	33
11.3 Specific Performance	33
11.4 Obligations Upon Termination	33
11.5 Termination Notice	34
11.6 Sole and Exclusive Remedy	34

ARTICLE XII MISCELLANEOUS	34
12.1 Further Actions	34
12.2 Notices	34
12.3 Entire Agreement	36
12.4 Binding Effect; Benefits	36
12.5 Assignment	36
12.6 Governing Law	36
12.7 Amendments and Waivers	37
12.8 Joint and Several	37
12.9 Severability	37
12.10 Headings	37
12.11 Counterparts	37
12.12 References	37
12.13 Intentionally Deleted	37
12.14 Attorneys’ Fees	37
12.15 Section 1031 Exchange/Tax Planning	37
12.16 Casualty	38
12.17 Condemnation	38

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12.18 Limited Liability	39
12.19 Survival of Defined Terms	39
12.20 Time of Essence	39
12.21 No Third-Party Beneficiary	39
12.22 WAIVER OF JURY TRIAL	39
12.23 Schedules and Exhibits	39

EXHIBITS TO THIS AGREEMENT

EXHIBIT A	Property Information
EXHIBIT B	Description of Land
EXHIBIT C	Due Diligence Materials
EXHIBIT D	Rent Roll
EXHIBIT E	Form of Management Agreement
EXHIBIT F	Form of Guaranty
EXHIBIT G	Form of Audit Letter

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SELLER SCHEDULES

Schedule 2.1(b)	Excluded Personal Property
Schedule 2.1(h)	Excluded Intellectual Property
Schedule 2.2(a)	Existing Mortgages
Schedule 2.3	Allocation of Purchase Price
Schedule 4.5	Judgments
Schedule 4.7	Seller’s Insurance
Schedule 4.8	Litigation, Proceedings and Investigations
Schedule 4.9	Compliance with Laws
Schedule 4.10	Environmental Matters
Schedule 4.12	Property Agreements
Schedule 4.13	Licenses; Citations
Schedule 4.14	Rent Roll and Resident Agreements
Schedule 4.17	Condition of the Property
Schedule 4.22	Exceptions to Seller Ownership
Schedule 4.23	Title Encumbrances
Schedule 7.11	Third Party Consents

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated the 7th day of May, 2012, by and among: SENTIO LEAH BAY LLC, a Delaware limited liability company, or its successors or assigns (collectively, the “Buyer”); URBANA CARE GROUP LLC, an Illinois limited liability company, SPRINGFIELD CARE GROUP LLC, an Illinois limited liability company, NORMAL CARE GROUP LLC, an Illinois limited liability company and BRYAN CARE GROUP, LP, a Texas limited partnership (each a “Current Owner” and collectively “Current Owners”), ERWIN FAMILY PROPERTIES I, L.L.C., a Washington limited liability company (“EFP” and together with each Current Owner, a “Seller” and collectively with all Current Owners, “Sellers”), and FIDELITY NATIONAL TITLE AGENCY, INC., a Texas corporation (“Escrow Agent”).

RECITALS:

A. Each Current Owner owns certain real property on which is located a memory care facility, each of which is described on Exhibit A attached hereto, located on real property described on Exhibit B attached hereto. Urbana Care Group LLC owns the property described on Exhibit B as Amber Glen-Urbana Illinois (the “Urbana Property”), Springfield Care Group LLC owns the property described on Exhibit B as Mill Creek-Springfield Illinois (the “Springfield Property”), Normal Care Group LLC owns the property described on Exhibit B as Sugar Creek-Normal Illinois (the “Normal Property”) and Bryan Care Group, LP owns the property described on Exhibit B as Hudson Creek-Bryan Texas (the “Bryan Property”).

B. Prior to Closing, each Current Owner will convey a 21.5963% interest in its Property to Leah Bay Investments LLC, a Washington limited liability company (“LBI”) which currently owns 100% of the membership interests or limited partnership interests, as applicable, in the Current Owners. The conveyance to LBI will be subject to the Existing Mortgages. After the conveyance by the Current Owners to LBI, LBI will convey a 21.5963% interest in each of the Urbana Property, the Springfield Property, the Normal Property and the Bryan Property to EFP, subject to the Existing Mortgages. The conveyance to EFP will completely liquidate EFP’s interest in LBI. After the conveyance from LBI to EFP, title to the Properties will be held as follows:

Property Name	Owner	Percent Ownership
Urbana Property	Urbana Care Group LLC EFP	78.4037 21.5963	% %
Springfield Property	Springfield Care Group LLC EFP	78.4037 21.5963%
Normal Property	Normal Care Group LLC EFP	78.4037 21.5963	% %
Bryan Property	Bryan Care Group, LP EFP	78.4037 21.5963	% %

C. Buyer desires to acquire, and Seller is willing to convey to Buyer pursuant to the terms described herein the above referenced Property. Each Current Owner will convey to Buyer or its designee(s) its interest in its Property by a warranty deed and bill of sale in accordance with the terms of this Agreement. EFP will convey its interest in the Urbana Property, the Springfield Property and the Normal Property by contributing such interests to Buyer or its designee(s), either in accordance with a separate contribution agreement between EFP and Buyer or the contribution provisions of a partnership, limited liability company operating agreement or any other purchasing entity formation agreeement to be entered into between Buyer and EFP (the “Contribution”). EFP will convey to Buyer or its designee(s) its interest in the Bryan Property by warranty deed and bill of sale accordance with the terms of this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

TERMINOLOGY

1.1 Defined Terms. Throughout this Agreement, wherever the term “Seller” is used, the term will apply to each Seller unless otherwise stated and will apply with respect to each Seller to the Land, the Real Property and the Property owned by that Seller, as applicable. Throughout this Agreement, wherever the terms “Land”, “Real Property”, or “Property” are used, the terms will refer to each Seller’s interest in the Land, Real Property or Property, as applicable, unless otherwise stated. By way of example, references to the “Seller” with respect to the Urbana Property will mean Urbana Care Group LLC with respect to its 78.4037% interest in the Urbana Property and EFP with respect to its 21.5963% interest in the Urbana Property. Where notices are required or permitted under this Agreement, notices may be given by or to all five Sellers jointly. The term “party” shall refer either to Buyer or to Sellers collectively. As used herein, the following terms shall have the meanings indicated:

Accrued Employee Benefits: Shall mean any accrued wages, salary, vacation or other accrued paid time off or benefits for the employees of the Property, including without limitation those employees who will continue to be employed at the Property after the Closing.

Adjustment Amount: The amount computed under Section 2.5 hereof.

Affiliate: With respect to any specified person or entity, any other person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the specified person or entity. For the purposes of this Agreement, Emeritus Corporation is not an affiliate of any of the Sellers.

Applicable Law: Any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

Closing: The consummation of the purchase and sale of the Property in accordance with the terms of this Agreement on the Closing Date or at such earlier or later date and time as may be agreed upon by the parties.

Code: The Internal Revenue Code of 1986, as amended.

Documents: This Agreement, all Exhibits and Schedules hereto, and each other agreement, certificate or instrument to be delivered pursuant to this Agreement.

Due Diligence Period: The period commencing on the Effective Date and ending at 6:00 p.m. Eastern Time on June 21, 2012, during which time Buyer may perform its due diligence inspections in accordance with Article III.

Effective Date: The date first written above.

Escrow Agent: Fidelity National Title Agency, Inc., a Texas corporation

Existing Manager: Jerry Erwin Associates, Inc., a Washington corporation doing business as JEA Senior Living.

GAAP: Generally accepted accounting principles as applied in the United States.

Knowledge: As used in this Agreement, the term “knowledge” when used to refer to the knowledge of Seller shall mean the current, actual knowledge of any of Patrick McGonigle, Craig Spaulding, Jerry Erwin and Cody Erwin, after consulting with the executive director of each memory care facility and when used to refer to the knowledge of Buyer shall mean the current, actual knowledge of Scott Larche or John Mark Ramsey.

Licenses: All certificates, licenses, and permits issued by governmental authorities which are required to be held by an owner or tenant in connection with the ownership, use, occupancy, operation, and maintenance of the Property as a memory care facility.

Lien: Any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, right of first refusal, security, encumbrance, charge, claim, option or lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or Applicable Law.

Loss: Any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third-party claim.

Manager: Jerry Erwin Associates, Inc., a Washington corporation doing business as JEA Senior Living.

Other Assets: The Resident Agreements, Resident Deposits, Property Agreements, Intellectual Property and all other property and assets included within the definition of “Property” in Section 2.1 of this Agreement other than Real Property and Personal Property.

Permitted Lien: Any (i) statutory liens that secure a governmentally required payment, including without limitation Taxes, not yet due, (ii) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the present use of the Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (iii) public utility easements of record, in customary form, to serve the Property, (iv) the Existing Mortgages, and (v) any other condition of title as may be approved by Buyer in writing prior to the end of the Due Diligence Period.

Post-Closing Licensee: The Buyer, Tenant or their designee to whom all Licenses will be transferred or otherwise obtained in accordance with Applicable Law for the operation of the Property as a memory care facility.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, whether or not recorded, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding all transfer, conveyance, intangibles, mortgage transfer, and documentary stamp taxes payable in connection with the transactions contemplated by this Agreement.

Tenant: That entity chosen by Buyer to lease the Property upon purchase by the Buyer.

Title Insurer: The Title Insurer is as follows:

Fidelity National Title Agency, Inc.

5430 LBJ Freeway, Suite 260

Dallas, TX 75240 ATTN: David Lawrence

Tel: 972-770-2120 (direct)

Email: DLawrence@fnflaw.com

1.2 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or Section indicated below:

Accrued Employee Benefits	2.2
Agreement	Preamble
Assumed Obligations	Section 2.2(c)
Bryan Property	Recital A
Buyer	Preamble
CERCLA	Section 4.10
Closing	Section 9.1
Closing Date	Section 9.1
Contribution	Recital C
Current Owners	Preamble
Earnest Money Deposit	Section 2.4
EFP	Preamble
Environmental Laws	Section 4.10
Escrowed Funds	Section 2.6
Existing Mortgages	Section 2.2(a)
Guaranty	Section 7.12
Improvements	Section 2.1(a)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Land	Section 2.1(a)
LBI	Recital B
Management Agreement	Section 7.9
Mortgage Holder	Section 6.15
Mortgage Release	Section 6.15
Normal Property	Recital A
OFAC	Section 4.27
Other Assets	Section 1.1
Patriot Act	Section 4.27
Permitted Buyer-Assignee	Section 12.5
Permitted Exception	Section 7.5(b)
Personal Property	Section 2.1(a)
Preliminary Adjustment Amount	Section 2.5(f)
Post-Closing Adjustment Amounts	Section 2.5(f)
Property	Section 2.1
Property Agreements	Section 2.1(c)
Proration Date	Section 2.5(a)
Proration Schedule	Section 2.5(a)
Purchase Price	Section 2.3
Real Property	Section 2.1(a)
Records	Section 6.10
Released Mortgage Obligations	Section 6.15
Required Cure Items	Section 7.5(b)
Resident Agreements	Section 2.1(d)
Resident Deposits	Section 2.1(d)

SEC	Section 6.6(c)
Seller	Preamble
Springfield Property	Recital A
Survey	Section 7.5(d)
Title Commitment	Section 7.5(a)
Title Defect	Section 7.5(b)
Title Expenses	Section 7.5(g)
Title Notice	Section 7.5(b)
Transaction Costs	Section 9.4
Urbana Property	Recital A

ARTICLE II

PURCHASE AND SALE

2.1 Property. Upon and subject to the terms and conditions provided herein, at Closing, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller the following (collectively, the “Property”):

(a) Real Property. All of Seller’s right, title, and interest in and to that certain parcel of real property consisting of land (“Land”) and all buildings, structures, fixtures and other improvements (“Improvements”) located thereon. The Land is more particularly described on Exhibit B attached to this Agreement. The Land and Improvements (collectively, the “Real Property”) shall be deemed to include all licenses, and all rights-of-way, beneficial easements and appurtenances related to the Real Property.

(b) Personal Property. All furnishings, machinery, equipment, vehicles, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment owned by Seller and present at the Property (collectively, the “Personal Property”).

(c) Property Agreements. All rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions thereof, used in the operation of the Property made or entered into by Seller as of the Effective Date, or between the Effective Date and the Closing in compliance with this Agreement (the “Property Agreements”). Notwithstanding the foregoing, Property Agreements expressly excludes any contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions entered into by Seller after the Effective Date and prior to the Closing in breach of Section 6.1, and any Property Agreements for which consents to the assignment thereof to the Buyer have not been obtained as of the Closing, unless waived by Buyer. Buyer will have the opportunity to review the Property Agreements during the Due Diligence Period.

(d) Resident Agreements. All rights of Seller in, to and under all occupancy, residency, leases, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Property, including any amendments, modifications, supplements, renewals and extensions thereof (“Resident Agreements”), and all deposits, initial service fees and advances of any kind or nature from any resident of the Property (“Resident Deposits”).

(e) Records. Copies of all the books, records, accounts, files, logs, ledgers, journals and architectural, mechanical and electrical plans and specifications in Seller’s possession and pertaining to or used in the operation of the Property, however such data is stored.

(f) Licenses. Any and all Licenses now held in the name of the Seller and any renewals, extensions, amendments or modifications thereof.

(g) Claims and Causes of Action. Rights in and to any claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation to complete improvements, make repairs, or deliver services to the Property.

(h) Intellectual Property. With the exception of any intellectual property described in Schedule 2.1(h), the following (the “Intellectual Property”):

(i)	any and all rights of Seller with respect to the use of (a) all trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, inventions, computer software, operating manuals, designs, drawings, plans and specifications, marketing brochures, or other proprietary material, process, trade secret or trade right used by Seller in the operation of the Property, and (b) all registrations, applications and licenses for any of the foregoing; and

(ii)	the “Amber Glen”, “Mill Creek”, Sugar Creek”, and “Hudson Creek” names, logos, symbols, and trademarks.

2.2 Assumption of Liabilities.

(a) Buyer acknowledges that, effective as of the Closing, Buyer shall assume and undertake to pay, discharge, and perform the liabilities and obligations of Seller under the existing loans secured by the applicable Property identified on Schedule 2.2(a) (the “Existing Mortgages”).

(b) Other than the Existing Mortgages or as otherwise expressly set forth in this Agreement, Buyer is assuming no liabilities attributable to the operation or ownership of the Property which accrued or occurred on or prior to the Closing, all of which Seller shall pay, discharge and perform when due. Specifically, without limiting the foregoing, Buyer shall not assume (i) any claim, action, suit, or proceeding pending as of the Closing or any subsequent claim, action, suit, or proceeding arising out of or relating to any event occurring prior to Closing, with respect to the manner in which Seller conducted its businesses on or prior to the Closing or (ii) any liability for Taxes other than real property taxes from and after Closing and Subject to Section 9.4, any transfer taxes or personal property taxes assumed by the Buyer as part of the Closing.

(c) Buyer acknowledges that, effective as of the Closing, Buyer shall assume and undertake to pay, discharge, and perform the liabilities and obligations of Seller under the Property Agreements (but not the Property Agreements which are entered into after the Effective Date hereof not in compliance with this Agreement, to the extent such liabilities and obligations arise during and relate to any period from and after the Closing (collectively, the “Assumed Obligations”).

2.3 Purchase Price. The purchase price for the Property shall be an amount equal to FORTY-NINE MILLION AND NO/100 U.S. DOLLARS ($49,000,000.00), (the “Purchase Price”), plus or minus (whichever is applicable) the Adjustment Amount which shall be paid to Seller for the Property, all of which shall be paid by Buyer in accordance with Section 9.3(a) as follows: (a) at the Closing (i) by the assumption by Buyer of the Existing Mortgages and (ii) with respect to each Current Owner’s interest in its Property and EFP’s interest in the Bryan Property, in cash by wire transfer of immediately available funds an amount equal to such Current Owner’s or EFP’s pro-rated portion of the Purchase Price less the outstanding principal balance of the Existing Mortgages on the Closing Date plus or minus the Preliminary Adjustment Amount, and (iii) with respect to EFP’s interest in the Urbana Property, the Springfield Property and the Normal Property, by the grant of equity interests to EFP in the purchasing entities as contemplated under the Contribution and (b) in cash by check of wire transfer of immediately available funds the Post-Closing Adjustment Amounts in the manner set forth in Section 2.5(f). Prior to the expiration of the Due Diligence Period, Buyer and Seller shall agree upon an allocation of the Purchase Price for local, state and federal tax purposes which allocation will specify the Purchase Price for each Property by Real Property, Personal Property and Other Assets. The agreed allocation will be attached to this Agreement in the form shown in Schedule 2.3.

2.4 Earnest Money Deposit. Buyer will within five (5) days after the Effective Date deposit TWO HUNDRED FORTY-FIVE THOUSAND AND NO/100 U.S. DOLLARS ($245,000.00) and, upon expiration of the Due Diligence Period so long as Buyer has not terminated this Agreement, an additional TWO HUNDRED FORTY-FIVE THOUSAND AND NO/100 U.S. DOLLARS ($245,000.00), the “Earnest Money Deposit”) with Escrow Agent. The Earnest Money Deposit will be refunded to Buyer if Buyer terminates this Agreement prior to the expiration of the Due Diligence Period as permitted under Section 11.1(a). After the expiration of the Due Diligence Period, the Earnest Money Deposit will be non-refundable to Buyer and will be paid to Seller if this Agreement is terminated for any reason other than Buyer’s termination of this Agreement under Section 11.1(b), Section 11.1(c), Section 11.1(e), Section 11.1(f) or Section 11.2(a)(i). Upon Closing, the Earnest Money Deposit shall be applied to the Purchase Price.

2.5 Adjustment of Purchase Price.

(a) All income and expenses (including prepaid expenses) of the Property shall be prorated on a daily basis between Seller and Buyer as of 11:59 p.m. Central Time, on the date (the “Proration Date”) immediately preceding the Closing. Such items to be prorated shall include, without limitation:

(i)	Payments under Assumed Obligations, if any;

(ii)	The amount of the Accrued Employee Benefits; and

(iii)	Real property taxes, which for the year 2012 shall be pro-rated based upon the actual 2012 tax amounts, if available and, if not available, then upon the assessed value for 2011 as of the Proration Date and applying either (a) the applicable 2012 tax rate(s) or (b) to the extent the 2012 tax rate(s) is or are unavailable, the 2011 tax rate(s).

Buyer and Seller shall prepare a proposed schedule (the “Proration Schedule”) prior to Closing, that shall include the items listed above and any other applicable income and expenses with regard to the Property. Seller and Buyer will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.

(b) Any escrow accounts held by any utility companies, and any cash deposits made by Seller or Seller’s Affiliates prior to Closing to secure obligations under Assumed Obligations shall be either paid to Seller or, if assigned to Buyer, Seller shall receive a credit at Closing for any such deposits.

(c) With respect to any amounts held by Seller in a resident escrow or trust account under any Property Agreement, Seller shall credit such amounts to Buyer at Closing, to the extent the amounts held in any such accounts have not been applied against amounts owing by the depositor thereof in accordance with the terms of the applicable Property Agreement.

(d) Seller shall receive all income from and shall be responsible for all expenses of the Property attributable to the period prior to the Proration Date, unless otherwise provided for in this Agreement. In the event Buyer receives any payment from a tenant for rent due for any period prior to the Proration Date or payment of any other receivable of Seller, Buyer shall forward such payment to Seller.

(e) Buyer shall receive all income from and shall be responsible for all expenses of the Property attributable to the period from and after the Proration Date, unless otherwise provided for in this Agreement. In the event Seller or Seller’s Affiliates receive any payment from a tenant for rent due for any period from and after the Proration Date, Seller shall forward such payment to Buyer.

(f) The parties agree that any amounts that may become due under this Section 2.5 shall be paid at Closing as can best be determined (such amount, the “Preliminary Adjustment Amount”). A post-Closing reconciliation of pro-rated items shall be made by the Buyer and Seller within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment. Any additional amounts which may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 2.5 which cannot be determined within ninety (90) days after Closing shall be reconciled as soon thereafter as such amounts can be determined. Any amounts due under this Section 2.5 after the Closing shall be referred to as the “Post-Closing Adjustment Amounts.” Buyer and Seller agree that each shall have the right to audit the records of the other for up to one (1) year following Closing in connection with any such post-Closing reconciliation.

(g) Buyer shall receive a credit towards the Purchase Price for the Accrued Employee Benefits and any other obligations as otherwise expressly agreed by the Buyer and Seller.

(h) This Section 2.5 shall survive the Closing.

2.6 Escrow Agent.

(a) By its execution and delivery of this Agreement, Escrow Agent agrees to be bound by the terms and conditions in Section 2.4 of this Agreement to the extent applicable to its duties, liabilities and obligations as “Escrow Agent.” Escrow Agent shall hold and dispose of the funds deposited with the Escrow Agent pursuant to this Agreement (“Escrowed Funds”) in accordance with the terms of this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Escrowed Funds for any reason other than Escrow Agent’s breach of contract, willful misconduct or gross negligence. Escrow Agent shall be reimbursed by Buyer and Seller, jointly and severally, for all out-of-pocket costs and expenses incurred in connection with its obligations hereunder. If Escrow Agent is in doubt as to its duties or obligations with regard to the Escrowed Funds, or if the Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Escrowed Funds, the Escrow Agent shall not be required to disburse the Escrowed Funds and may, at its option, continue to hold the Escrowed Funds until both Buyer and Seller agree as to their disposition, or until a final judgment is entered by a court of competent jurisdiction directing their disposition, or the Escrow Agent may interplead the Escrowed Funds in accordance with the laws of the State of Florida. Escrow Agent shall not be responsible for the preservation of principal or any interest on the Escrowed Funds except as is actually earned, or for the loss of any interest or principal resulting from the withdrawal of the Escrowed Funds prior to the date interest is posted thereon.

(b) The Escrow Agent may resign upon written notice to the Seller and Buyer. If a successor escrow agent is not appointed by the Seller and Buyer within this thirty (30) day period, the Escrow Agent may, but shall have no duty to, petition a court of competent jurisdiction to name a successor. If no successor escrow agent is appointed within thirty (30) days after such written notice, the Escrow Agent may withhold performance by it pursuant to Section 2.6(a) until such time as a successor escrow agent is appointed and, at such time, the Escrow Agent shall deliver the Escrowed Funds or other documents, instruments or items, if any, delivered to the Escrow Agent hereunder to any such successor escrow agent; provided, however, the Escrow Agent shall act in accordance with any joint written instructions from the Seller and Buyer.

(c) The Escrow Agent may be removed, with or without cause, by the Buyer and Seller acting jointly at any time by providing written notice to the Escrow Agent.

(d) This Section 2.6 shall survive the Closing or the expiration or any termination of this Agreement.

ARTICLE III

DUE DILIGENCE PERIOD

3.1 Due Diligence Period. During the Due Diligence Period, Buyer shall have the right to a complete physical inspection of the Property as the Buyer deems appropriate to review and evaluate the Property, the nature and extent of the Property, and operations of the Property, and all rights and liabilities related thereto. In consideration of the execution of this Agreement, Seller agrees to cause to be provided to or made available to Buyer, at no cost to Buyer, all items requested on the attached Exhibit C. Buyer may request that other items be provided by Seller in addition to those already requested or provided, which items shall be mutually agreed upon by the Buyer and Seller in their reasonable discretion. During the Due Diligence Period, Buyer shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that, when practicable, (a) Buyer will give Seller prior notice of any such inspection or test and Seller will be entitled to have a representative accompany Buyer on such inspection or test and (b) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 3.2 below. In the course of its investigation of each Property, Buyer may make inquiries to third parties such as Existing Manager (provided, however, that from and after the Effective Date such contact will be limited to Jerry Erwin and Cody Erwin of the Existing Manager), parties to Property Agreements and municipal, local and other government officials and representatives; provided that Buyer shall not contact any parties to Property Agreements (other than the applicable Seller or the Existing Manager) without such Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Buyer may contact and file permit applications with any governmental authorities required to obtain the permits and approvals described in Section 7.8(a) hereof. Each Seller shall cooperate with Buyer’s due diligence during normal business hours so long as Buyer gives at least twenty-four (24) hours’ notice to such Seller, conducts such due diligence during normal business hours and is not disruptive to the operation of such Seller’s business at the applicable memory care facility.

3.2 Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property, Buyer shall (i) not unreasonably disturb the tenants or interfere with their use of the Property; (ii) not materially or unreasonably interfere with the operation and maintenance of the Property; (iii) not materially damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply in all material respects with all Applicable Laws; and (vi) not permit any Liens to attach to the Property by reason of the exercise of its rights hereunder. Buyer will maintain proper insurance for purposes of indemnifying Seller for any damages resulting from the breach of its covenants in this Section 3.2.

3.3 Continuing Diligence and Inspection Rights. Following the expiration of the Due Diligence Period, and prior to the Closing or any earlier termination of this Agreement, at reasonable times and upon reasonable notice, Buyer or Buyer’s agent(s), consultants, or other retained professionals shall have the right, at Buyer’s expense, to perform or complete such further inspections and assessments of the Property as Buyer deems necessary or desirable to comply with Buyer’s internal requirements or the requirements of Buyer’s lenders, investors or members, including, without limitation, further inspection of environmental and structural aspects, assessments of the compliance of the Property with all Applicable Laws, and customary pre-closing walk-throughs; provided, however, that nothing in this Section 3.3 shall extend the Due Diligence Period.

3.4 Contribution Agreement. During the Due Diligence Period, Buyer and EFP will negotiate in good faith and agree upon the form of limited liability company, partnership or joint venture agreement under which EFP will make the Contribution. If Buyer and EFP fail to reach agreement on such form by the expiration of the Due Diligence Period, any Seller or Buyer may elect to terminate this Agreement by giving the other parties written notice on or before the last day of the Due Diligence Period.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Buyer as of the Effective Date and as of the Closing as follows, which representations and warranties shall survive Closing for eighteen (18) months:

4.1 Organization Authority of Sellers. Each Current Owner is duly organized, validly existing and in good standing as a limited liability company in the State of Illinois, except for Bryan Care Group, LP which is duly organized, validly existing and in good standing as a limited partnership in the State of Texas. Each Current Owner is qualified to do business in the State of Illinois, except for Bryan Care Group, LP, which is qualified to do business in the State of Texas. EFP is duly organized, validly existing and in good standing as a limited liability company in the State of Washington. Each Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by such Seller at the Closing and to consummate or cause to be consummated the transactions contemplated hereby.

4.2 Consent of Third Parties. Except for the approval of the lender under the Existing Mortgages and the Licenses listed on Schedule 4.13, no consent or approval of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Seller other than such consent as has been previously obtained.

4.3 Authority; Enforceability. The execution and delivery of this Agreement has been duly authorized by Seller, and this Agreement constitutes the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms.

4.4 Absence of Conflicts. Subject to obtaining the consents and approvals under the Existing Mortgage and as described in Section 7.8 below, neither the execution, delivery or performance of this Agreement will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Seller, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller is bound or affected, the Property Agreements or any Applicable Law.

4.5 No Judgments. Except as set forth on Schedule 4.5, there are no judgments presently outstanding and unsatisfied against the Property, the Seller or any of Seller’s assets.

4.6 No Governmental Approvals. Except as contemplated under Section 7.8 below, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by (collectively and individually “Governmental Approval”), any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained.

4.7 Insurance. Schedule 4.7 of the Seller Disclosure Letter sets forth an accurate summary of all general liability, fire, theft, professional liability and other insurance currently maintained with respect to the Property. Neither Seller nor, to Seller’s Knowledge, Existing Manager has taken any action or failed to act in a manner, including the failure of Seller or Existing Manager, to give any notice or information, which would limit or impair the rights of Seller or Existing Manager under such insurance policies. Prior to Closing Seller will promptly notify Buyer of any potential losses or claims that may be covered by the insurance and shall provide Buyer with current loss runs within fifteen (15) days after the end of each month from the Effective Date until the Closing.

4.8 Litigation. Except as set forth on Schedule 4.8, there is no pending or, to Seller’s Knowledge, threatened litigation, proceeding, investigation or inquiry (by any person, governmental or quasi-governmental agency or authority or otherwise) to which Seller or the Property is a party, including without limitation, litigation brought by Seller against any third party.

4.9 Compliance with Laws. The Property has been and is presently used and operated by Seller, and to Seller’s Knowledge was constructed, in material compliance with Applicable Laws affecting the Property or any part thereof. Neither Seller nor Existing Manager has received notice of any such violation.

4.10 Environmental Matters. Except as identified in any environmental report or survey listed on Schedule 4.10 and which Purchaser has been provided complete and accurate copies of not less than five (5) days prior to the expiration of the Due Diligence Period, neither Seller nor Existing Manager has generated, stored or disposed of any hazardous substance at or on the Property except in accordance with Applicable Law, and Seller has no Knowledge and, to Seller’s Knowledge, Existing Manager has no Knowledge of any previous or present generation, storage, disposal or existence of any hazardous substance at or on the Property other than in accordance with all Applicable Laws. The term “hazardous substance” shall mean “hazardous waste,” “toxic substances,” “petroleum products,” “pollutants,” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. §§ 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6921, et seq.), similar state laws and regulations (the “Environmental Laws”) adopted thereunder. Neither Seller nor, to Seller’s Knowledge, Existing Manager has filed or been required to file any notice reporting a release of any hazardous substance into the environment, and no notice pursuant to Section 103(a) or (c) of the CERCLA, 42 U.S.C. § 9601, et seq. or any other Environmental Law has been or was required to be filed. Neither Seller nor, to Seller’s Knowledge, Existing Manager has received any notice letter under any Environmental Law or any notice or claim, and there is no investigation pending, contemplated, or to Seller’s Knowledge threatened, to the effect that Seller or Existing Manager is or may be liable for or as a result of the release or threatened release of hazardous substance into the environment or for the suspected unlawful presence of any hazardous waste on the Property.

4.11 Assessments. To Seller’s Knowledge and except as disclosed on any title commitment, there are no special or other assessments for public improvements or otherwise now affecting the Property, now pending or, to Seller’s Knowledge, threatened special assessments affecting the Property, and no contemplated improvements affecting the Property that may result in special assessments affecting the Property.

4.12 Property Agreements. The Property Agreements listed on Schedule 4.12 are in full force and effect and are all of the agreements relating to or affecting the Property. Seller is not in default of any of its obligations under any of the Property Agreements other than defaults which, individually or in the aggregate, would not cause a material adverse effect on the Property, and Seller has no Knowledge of any default on the part of any other party thereto.

4.13 Licenses. Attached as Schedule 4.13 is a true and complete list of all Licenses held by the Seller. The Licenses listed on Schedule 4.13 are valid and no material violations exist with respect to such Licenses. No other Licenses are required to be held by the Seller for the lawful ownership, use, occupancy, operation and maintenance of the Property as a memory care facility. No applications, complaints or proceedings are pending or, to the Knowledge of Seller, contemplated or threatened which may (i) result in the revocation, modification, non-renewal or suspension of any License or of the denial of any pending applications, (ii) the issuance of any cease and desist order, or (iii) the imposition of any fines, forfeitures, or other administrative actions with respect to the Property or its operation. A list of all unsatisfied or otherwise outstanding citations with respect to the Property or its operation is shown on Schedule 4.13.

4.14 Resident Agreements. The rent roll attached hereto as Exhibit D (the “Rent Roll”) is true and complete, and no Resident Agreement currently in effect with respect to the Property contains any material financial concession from the standard form of Resident Agreement for the Property provided to Buyer during the Due Diligence Period. Seller is not in default under any of its material obligations under any Resident Agreement or any lease, and, except as disclosed to Buyer during the Due Diligence Period, Seller has no knowledge of any material default on the part of any other party thereto. All of the Resident Agreements identified on the Rent Roll are currently in full force and effect as of the date of the Rent Roll.

4.15 Medicare; Medicaid; Third Party Payor Programs. No portion of the income from any Property is attributable to Medicare, Medicaid or any public or private third party payor or other program, except for certain payment from private insurers pursuant to long-term care policies. All billing practices of Seller and Existing Manager with respect to private insurance companies have been in compliance with all Applicable Laws.

4.16 Condemnation. Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding, with respect to all or any portion of the Property.

4.17 Condition of Property

(a) Real Property. Except as described on Schedule 4.17, with regard to the Real Property Seller has no Knowledge of: (i) material structural defects, (ii) insect or rodent infestation, (iii) existing roof leaks, (iv) leaks in the foundation, or (v) toxic mold or mold-related problems. Seller has received no notice of a violation of the Real Property of any Applicable Laws.

(b) Personal Property. Except as described on Schedule 4.17: (i) the Personal Property comprises all material assets, rights or property used in the operation of the memory care facility located on the Real Property and constitutes all of the personal property used for the operation of the Property as a memory care facility, and (ii) to Seller’s Knowledge, all of the Personal Property is in good condition, working order and repair (except for ordinary wear and tear and any conditions or disrepair that, individually or in the aggregate, would not cause a material adverse effect on the Property).

(c) Intellectual Property. Except as described on Schedule 4.17, the Intellectual Property comprises all material assets, rights or property used in the operation of the memory care facility located on the Real Property and constitutes all of the intellectual property used for the operation of the Property as a memory care facility.

4.18 Intentionally Deleted.

4.19 Intentionally Deleted.

4.20 Zoning. Except as provided on Schedule 4.9, to Seller’s Knowledge the current use of the Property located in the State of Texas is permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Property complies, to the extent required (including any waiver or grandfathering), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto.

4.21 FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations issued thereunder.

4.22 Interests; Title.

(a) Title to Real Property. At Closing each Seller will own the ownership interest in its Real Property as described in Recital B, free and clear of all Liens except Permitted Exceptions and Permitted Liens. There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Property.

(b) Title to Personal Property. Except as described on Schedule 4.22, at Closing each Seller will own the ownership interest in its Personal Property as described in Section 2.1(b), free and clear of all Liens except Permitted Exceptions and Permitted Liens.

Except as described on Schedule 4.22, all Personal Property is owned free and clear of any Lien, except for Personal Property that is leased as disclosed on Schedule 4.22. There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Personal Property.

4.23 Title Encumbrances. Except as described on Schedule 4.23, Seller is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Property, and Seller has no knowledge of any material default on the part of any other party thereto.

4.24 Affordable Housing Units. No bedroom or unit in the Property is leased or reserved for lease as an affordable housing unit or for low- or moderate-income residents. The Property is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low-income or moderate-income residents pursuant to a presently existing agreement or Applicable Law.

4.25 [Reserved].

4.26 Loans. Except for the Existing Mortgages, there are no loans secured by the Property.

4.27 Patriot Act Compliance. To the extent applicable to Seller, to Seller’s Knowledge Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.28 Broker’s or Finder’s Fees. Seller has not utilized the services of any broker, agent or other firm acting on its behalf in this transaction and Seller agrees to indemnify and hold Buyer and its Affiliates harmless from any claims made by any such party arising out of this transaction. This Section 4.28 shall survive the Closing or the expiration or any termination of this Agreement.

4.29 Insolvency. Neither Seller nor any of its Affiliates have, and to Seller’s Knowledge Existing Manager has not (i) commenced a voluntary case or had entered against them a petition for relief under any Applicable Law relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or nonjudicial proceeding to hold, administer, and/or liquidate all or substantially all of their respective assets, (iii) had filed against them any involuntary petition seeking relief under any Applicable Law relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date and as of the Closing as follows, which representations and warranties shall survive Closing for eighteen (18) months:

5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power to own, operate, and lease the Property and carry on business as it is now being conducted and as the same will be conducted following the Closing.

5.2 Authorization and Binding Effect of Documents. The execution and delivery of this Agreement has been duly authorized by Buyer, and this Agreement constitutes the valid and binding obligation and agreement of Buyer, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally, and to limitations imposed by general principles of equity, whether applied by a court of law or of equity).

5.3 Absence of Conflicts. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization and any applicable limited liability company agreement or operating agreement of Buyer and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer and/or its Affiliates is bound or affected, or any Applicable Law to which Buyer and/or its Affiliates is subject.

5.4 Consents. The execution, delivery and performance by Buyer and/or its Affiliates of this Agreement and the other Documents, and consummation by Buyer and/or its Affiliates of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity, excluding consents that Seller is obligated to obtain under Section 7.11 below.

5.5 Patriot Act Compliance. To the extent applicable to Buyer, to Buyer’s actual knowledge upon reasonable inquiry, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such laws are applicable to Buyer. Buyer is not included on the List of

Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

5.6 Broker’s or Finder’s Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or any of its Affiliates or under its authority, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. This Section 5.6 shall survive the Closing or the expiration or any termination of this Agreement.

ARTICLE VI

OTHER COVENANTS

6.1 Conduct of Business Prior to the Closing. Seller covenants and agrees that from the Effective Date through the Closing, unless Buyer otherwise consents in writing, Seller, its Affiliates and Existing Manager shall:

(a) Operate the Property in the ordinary course of business, including (i) incurring expenses consistent with the past practices, (ii) using commercially reasonable efforts to preserve the Property’s present business operations, organization and goodwill and its relationships with residents, customers, employees, advertisers, suppliers and other contractors, and (iii) maintaining the Licenses listed on Schedule 4.13.

(b) Operate the Property and otherwise conduct business in accordance with the terms or conditions of the Licenses listed on Schedule 4.13, all Applicable Laws having jurisdiction over any aspect of the operation of the Property and all applicable insurance requirements.

(c) Maintain the books and records for the Property.

(d) Timely comply in all material respects with the Property Agreements.

(e) Except for the conveyances specifically contemplated in the Recitals to this Agreement, not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, the Property in whole or in part, except to residents of the facility in the ordinary course of business using a form of resident agreement agreed upon by Seller and Buyer.

(f) Take commercially reasonable efforts to maintain the Personal Property currently in use in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

(g) Perform all covenants, terms, and conditions and make all payments in a timely fashion, under the Existing Mortgages.

(h) Not amend or modify the Property Agreements or take or fail to take any action thereunder outside the ordinary course of Seller’s business.

(i) Subject to Section 12.16 below and except for Pre-Approved Capital Improvement, not make any alterations or improvements to the Property or make any capital expenditure with respect to the Property in excess of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00) other than those that are required by Applicable Law or that are necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Property.

(j) Not enter into any agreement which calls for annual payments in excess of TEN THOUSAND AND NO/100 U.S. DOLLARS ($10,000.00) or for a term in excess of one year, unless such agreement can be terminated upon not more than sixty (60) days prior written notice without the payment of any termination fee or penalty payment.

(k) Provide the Buyer with a current Rent Roll on the first day of each month.

6.2 Notification of Certain Matters. Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing, and (ii) any failure to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied under this Agreement. If, prior to Closing, either Buyer or Seller obtains Knowledge of any matter that causes the representations or warranties of the other party contained in this Agreement to be untrue or inaccurate in any material respect, such party shall promptly notify the other party thereof in writing. If Buyer obtains Knowledge of any such matter prior to Closing and does not terminate this Agreement pursuant to Section 11.1(f), Buyer will be deemed to have waived Seller’s compliance with the representation or warranty that such matter renders untrue or inaccurate solely to the extent that such matter renders such representation or warranty untrue or inaccurate.

6.3 Title; Additional Documents. At the Closing, Seller shall transfer and convey to Buyer good and indefeasible fee simple title to the Property, free and clear of any Liens except Permitted Exceptions and Permitted Liens. At the Closing, all warranties and guaranties, to the extent assignable or transferable, relating to the Property shall be transferred by Seller to and shall be held and owned by Buyer.

6.4 Other Consents. Seller shall use commercially reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Property Agreements.

6.5 Inspection and Access. Seller shall, commencing on the Effective Date of this Agreement, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Property) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom, except for records or files that Seller is not permitted to release under any confidentiality agreement or any Applicable Law with respect to personal health records or employee records. Such access will be available to Buyer during normal business hours, upon notice, in such manner as will not unreasonably interfere with the conduct of the business of the Property. Seller will make available to Buyer such additional data and other available information regarding the Property as Buyer may reasonably request. Those books, records and files which relate to the Property that are not transferred to Buyer shall be preserved and maintained by Seller for two (2) years after the Closing, or such greater amount of time required by Applicable Law, and those books, records and files relating to the Property the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of two (2) years after the Closing, or such greater amount of time required by Applicable Law.

6.6 Confidentiality.

(a) Confidential Information. Any and all nonpublic information, documents, and instruments delivered to Buyer by Seller or its agents or Affiliates and any and all nonpublic information, documents, and instruments delivered to Seller by Buyer or its agents or Affiliates, including, without limitation, this Agreement, the Documents and all agreements referenced herein, are of a confidential and proprietary nature. Buyer and Seller agree that prior to Closing, each will maintain the confidentiality of all such confidential information, documents or instruments delivered to each by the other party or its agents in connection with the negotiation of, or in compliance with, this Agreement, and only disclose such information, documents, and instruments to their duly authorized officers, directors, representatives and agents, or as otherwise required by Applicable Law. Buyer and Seller further agree that if the transactions contemplated hereby are not consummated and this Agreement is terminated, each will return all such documents and instruments and all copies thereof in their possession to the other party or destroy them. This Section 6.6(a) shall survive as to both Seller and Buyer in the event this Agreement is terminated prior to Closing and shall survive as to Seller (and not Buyer) following Closing.

(b) Confidentiality of Agreement. Seller and Buyer will not disclose the terms or existence of this Agreement to any third party without the prior written consent of the other party or its agents, except that Seller and Buyer may disclose such terms to their respective attorneys, accountants, consultants, engineers, other advisers, members, shareholders, lenders, Seller’s Affiliates’ lenders and related investors, the Buyer’s potential investors or lenders, and as required by Applicable Law or by Section 7.8 without such prior written consent. This Section 6.6(b) shall survive as to both Seller and Buyer following Closing or in the event this Agreement is terminated prior to Closing. Notwithstanding anything provided herein to the contrary, Buyer is expressly permitted to disclose the existence of this Agreement to the Manager and is permitted to conduct discussions with Manager regarding Manager’s cooperation with Buyer in the form of a post-closing lease or management agreement between Buyer and Manager.

(c) Permitted Uses of Information. Notwithstanding the forgoing, nothing in this Section 6.6 shall prevent the Buyer from making any disclosure regarding this Agreement to the Securities and Exchange Commission (the “SEC”) necessary to comply with any reporting, disclosure, or filing requirements imposed upon the Buyer by the SEC.

(d) Irreparable Harm. Seller and Buyer recognize that any breach of this Section 6.6 would result in irreparable harm to the other party; therefore, the Seller or the Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of other legal and equitable remedies.

6.7 Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party prior to Closing except as required by Applicable Law. Buyer and Seller will jointly prepare and approve announcements to staff and residents.

6.8 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to satisfy any condition for which such party is responsible hereunder and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.9 Reports. Seller shall file on a current and timely basis until the Closing, all reports and documents required to be filed with respect to the Licenses. True and complete copies of all such reports filed as of the Effective Date and continuing through the Closing shall be promptly supplied to Buyer by Seller.

6.10 Post-Closing Obligations of Seller. Following Closing, Seller shall use reasonable diligent efforts to cooperate with Buyer and its Affiliates to the extent not previously transferred to Buyer, to provide any records in Seller’s custody or control which may be requested of Buyer by any authorized governmental agency. Further, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Property for the three (3) most recent full calendar years and the current calendar year (collectively, the “Records”) available to Buyer for inspection, copying and audit by Buyer’s designated accountants, and at Buyer’s expense. This Section 6.10 shall survive the Closing for a period of one (1) year.

6.11 Post-Closing Obligations of Buyer. Following Closing, Buyer shall make pre-Closing employee records available for inspection and copying by Seller’s designated representatives at Seller’s expense. This Section 6.11 shall survive the Closing.

6.12 No Other Representations or Warranties.

(a) Buyer agrees that, except for the representations and warranties made by Seller and expressly set forth in this Agreement, neither the Seller nor any of its Affiliates or its respective representatives have made (and shall not be construed as having made) to Buyer or any representatives thereof any representation or warranty of any kind.

(b) Seller agrees that, except for the representations and warranties made by Buyer and expressly set forth in this Agreement, neither Buyer nor any of its Affiliates or its representatives have made (and shall not be construed as having made) to Seller or to any of Seller’s Affiliates or any respective representatives thereof any representation or warranty of any kind.

6.13 Noncompetition. From the Closing through the second anniversary of the Closing, Seller and Seller’s Affiliates shall not directly or indirectly (unless acting in accordance with Buyer’s written consent) own, manage, operate, finance or participate in the ownership, management, operation or financing of, or permit its name to be used by or in connection with, any competitive business or enterprise located within a five (5) mile radius of the Real Property. For purposes of this Section 6.13, the term “competitive business or enterprise” shall mean a memory care facility. This Section 6.13 shall survive Closing.

6.14 Exclusivity. From and after the Effective Date to the Closing or termination of this Agreement according to the terms hereof, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage or participate in discussions or negotiations with, or provide any information to, any party, other than Buyer, concerning a potential transaction involving the purchase and sale of the Property, the purchase and sale of all or substantially all of the ownership interest of Seller, or any transaction similar to the foregoing.

6.15 Existing Mortgages. The parties shall use their respective commercially reasonable efforts and cooperate with each other to obtain from the current holder (the “Mortgage Holder”) of the Existing Mortgages approval of Buyer’s assumption of the Existing Mortgages at Closing and a full release (the “Mortgage Release”) of Current Owners as of the Closing Date from all obligations under the Existing Mortgages arising from and after Closing (the “Released Mortgage Obligations”), including by cooperating with the Mortgage Holder’s requests for due diligence information and legal opinions, to the extent reasonable and customary. Notwithstanding anything in this Agreement to the contrary, from and after the Effective Date, Buyer shall be permitted to discuss the assumption of the Existing Mortgages and the Mortgage Release directly with the Mortgage Holder. Buyer shall contact the Mortgage Holder regarding, and apply for approval of, the assumption of the Existing Mortgages no later than five (5) business days after the Effective Date. Buyer shall be responsible for paying all fees, costs and expenses related to the assumption of the Existing Mortgages and the Mortgage Release, including all assumption fees and costs charged by the Mortgage Holder, but specifically excluding the fees and expenses of Seller’s counsel and other advisors, which fees and expenses shall be the sole responsibility of Seller. The immediately prior sentence shall survive termination of this Agreement.

6.16 No New Survey Matters. Seller agrees that, following the dates of the most recent surveys for the Real Property obtained by Buyer pursuant to Section 7.5(d), Seller shall not take any action or allow any action to be taken which would cause any condition to exist which would be required under the applicable ALTA/ACSM standards to be shown on a survey of the Real Property which is not otherwise shown on the surveys obtained by Buyer pursuant to Section 7.5(d).

6.17 Employees. The Buyer or its designee, including Manager, has the right to make offers of employment to all of the employees of the Seller to commence effective upon the Closing. Seller agrees to terminate all employees who accept employment with Buyer or its designee as of the Closing and shall satisfy all accrued payroll and benefits obligations thereto as of the Closing other than the Accrued Employee Benefits.

ARTICLE VII

CONDITIONS PRECEDENT TO THE

OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Buyer in writing:

7.1 Accuracy of Representations and Warranties; Closing Certificate. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Seller in this Agreement or in any certificate delivered pursuant to Section 9.2(e) that is qualified as to Knowledge or materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing, and each of such representations and warranties that is not qualified as to Knowledge or materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing.

7.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing.

7.3 No Adverse Change. No change or development shall have occurred which has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Property.

7.4 Intentionally Deleted.

7.5 Title Insurance and Survey.

(a) Within five (5) days after the execution of this Agreement, Buyer shall order commitments for owner’s policies of title insurance (the “Title Commitment”) issued by the Title Insurer covering fee simple title to the Property, in which the Title Insurer shall agree to insure, in such amount as Buyer deems adequate, merchantable title to such interests free from the Schedule B standard printed exceptions and all other exceptions except for (i) exceptions which, under applicable state rules and regulations, cannot be deleted or modified and (ii) Permitted Exceptions, with such endorsements as Buyer shall reasonably require and with insurance coverage over any “gap” period. Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein, and shall be delivered promptly to Buyer upon receipt by Seller. Buyer shall furnish Seller with a copy of the title commitment and attachments, and all subsequent revisions thereof, promptly upon receipt of same.

(b) If (i) any of the Title Commitments reflect any exceptions to title other than Permitted Liens which are not acceptable to Buyer in Buyer’s sole discretion, or (ii) the Survey to be obtained by Buyer pursuant to Section 7.5(d) below discloses anything not acceptable to Buyer in Buyer’s sole discretion, or (iii) at any time prior to the Closing, title to Seller’s interests in the Property is encumbered by any exception to title other than Permitted Liens, which was not on the initial Title Commitment for the Property and is not acceptable to Buyer in Buyer’s sole discretion (any such exception or unacceptable statement of fact being referred to herein as a “Title Defect”), then Buyer shall, on or before the earlier of five (5) days before the end of the Due Diligence Period or ten (10) days following receipt of such Title Commitment, as the case may be, give Seller written notice of such Title Defect (the “Title Notice”). Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. Any exception to title that is (x) disclosed in the Title Commitment, or (y) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement. Seller shall, within ten (10) days after receipt of any such Title Notice, notify Buyer whether Seller will take the action necessary to remove the Title Defects. On or before the Closing, Seller shall provide Buyer with reasonable evidence of removal of the items it notifies Buyer that it will cure (the “Agreed Upon Title Defects”). Notwithstanding anything contained herein to the contrary, the following items (the “Required Cure Items”) must be cured prior to or at Closing (with Seller having the right to apply the portion of the Purchase Price allocated to either such party pursuant to Section 2.3 hereof, or a portion thereof, for such purpose): (x) all mortgages, security deeds, and other security instruments except for the Existing Mortgages, (y) all past Taxes, and (z) all judgments against the Seller which may constitute a Lien.

(c) In the event (x) the Agreed Upon Title Defects specified are not cured on or before the Closing, (y) a Required Cure Item is not cured on or before the Closing, or (z) if Seller does not timely notify Buyer that Seller will remove Title Defects within the ten (10) days as specified above (in which case Buyer shall make its election pursuant to this subsection (c) prior to five (5) days following the date of such Title Notice), Buyer shall have the option to:

(i)	accept Seller’s interest in the Real Property subject to such Title Defect(s) or Required Cure Item(s), in which event such Title Defect(s) or Required Cure Item(s) shall become part of the Permitted Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement;

(ii)	pay any amount necessary to cure the Agreed Upon Title Defect or Required Cure Item(s) and deduct such amount from the Purchase Price; provided that such deduction shall not exceed One Hundred Thousand Dollars ($100,000.00); or

(iii)	by giving Seller written notice of Buyer’s election, terminate this Agreement, in which event no party shall have any further rights or obligations to the other hereunder, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. If Buyer elects to proceed with the Closing without giving notice of its election of this option (ii), it will be deemed to have accepted such Title Defect(s) or Required Cure Item(s)as Permitted Exceptions.

Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default.

(d) Seller will provide Buyer with copies of any existing boundary surveys for the Property. Buyer may, at its sole cost, order one or more boundary surveys for the Property (the “Survey”) prepared by a registered land surveyor or surveyors satisfactory to Buyer.

(e) Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay or cause to be paid in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Property all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Property as of the Effective Date created by, through or under Seller or which may be filed against the Property after the Effective Date created by, through or under Seller and on or prior to the Closing Date (ii) pay or cause to be paid in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property which are due and payable, and (iii) pay or cause to be paid in full, or cause to be canceled and discharged all security deeds or other security instruments encumbering the property and created by or through Seller, except for the Existing Mortgages and to the extent Buyer otherwise assumes any of the obligations secured by such instruments, and all judgments which have attached to and become a lien against the Property by, through or under Seller. In the event Seller fails to cause such liens and encumbrances to be paid and canceled at or prior to Closing, Buyer shall be entitled to pay such amount to the holder thereof as may be required to pay and cancel same, and to credit the amount so paid against the Purchase Price allocated to the Buyer pursuant to Section 2.3 hereof. Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default.

(f) At Closing, the Title Insurer shall be prepared to issue a title insurance policy in accordance with the Title Commitment, with all endorsements reasonably required by Buyer and with coverage over any “gap” period.

(g) All Title Expenses shall be paid by the parties in accordance with Section 9.4 hereof. “Title Expenses” shall include all costs and expenses of obtaining the Survey and Title Commitment, together with any endorsements required by any lender financing the Buyer’s acquisition of the Property. “Title Expenses” shall exclude any costs and expenses incurred or required to be incurred to cure any Title Defects or Required Cure Items.

7.6 Intentionally Deleted.

7.7 Intentionally Deleted.

7.8 Licenses.

(a) Buyer shall have obtained, at the Buyer’s sole cost and expense, in the Post-Closing Licensee’s own name, the Licenses, and Seller shall, and shall cause Existing Manager to, reasonably cooperate with the Post-Closing Licensee in obtaining such Licenses at or prior to Closing. Buyer shall diligently pursue all required Licenses.

(b) In the event any regulatory authority (i) asserts that there are violations and require repairs or alterations to be made to cure such violations, or (ii) assesses fines as a result of operational issues and require such fines to be paid prior to issuing Licenses to the Post-Closing Licensee or prior to confirming to Buyer that the Licenses are in place, no material violations exist, and the Property is in good standing, the Seller’s performance of all such required repairs and alterations at Seller’s expense and payment of any and all such fines by Seller shall be a material obligation of Seller and condition to Buyer Closing. If any operational changes are required by any such regulatory authority as a condition to issuing a License, Seller’s implementation of such action at Seller’s expense shall be a material obligation of Seller and condition to Buyer Closing. If Seller fails to take such foregoing actions, Buyer shall have the remedy available under Section 11.2(a). Notwithstanding the foregoing, if Seller disputes the validity of any notice or claim of violation or any fine, Seller may appeal and defend against the notice, claim or fine, and Seller will have the right to extend the Closing Date as necessary to do so but in no event in excess of the maximum number of days provided for in Section 9.1.

7.9 Termination of Existing Management Agreement. Buyer shall have received from Seller evidence reasonably satisfactory to Buyer that any existing management agreement between the Existing Manager and the Seller has been terminated without fee or cost to Buyer.

7.10 Management Agreement. Buyer and Manager shall have entered into an agreement (the “Management Agreement”) for the continued management of the Property by the Manager, in the form set forth as Exhibit E hereto.

7.11 Third-Party Consents. Seller shall have obtained the consents to assignment, waivers and similar instruments described on Schedule 7.11 hereto, which schedule shall be agreed upon and completed by the parties prior to the expiration of the Due Diligence Period.

7.12 Guaranty. The Seller shall have caused Jerry Erwin and Craig Spaulding (the “Guarantors”) to execute and deliver a guaranty of the Seller’s obligations to the Buyer hereunder, including without limitation all obligations contained in ARTICLE X and ARTICLE XI hereof, in the form attached as Exhibit F to this Agreement (the “Guaranty”).

7.13 Loan Assumption Approval. Buyer shall have obtained approval from Fannie Mae for assumption of the Existing Mortgages on terms that are reasonably acceptable to Buyer with terms that, in the aggregate are substantially similar to the current terms of the Existing Mortgages, other than interest rates, which shall reflect current market rates and Buyer’s credit profile and which shall include the Mortgage Release.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE

OBLIGATION OF SELLER TO CLOSE

The obligation of the Seller to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Seller in writing:

8.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

8.2 Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements, and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing.

8.3 Mortgage Release. The Mortgage Holder shall have agreed to the Mortgage Release on terms that are reasonably acceptable to Current Owners.

ARTICLE IX

CLOSING

9.1 Closing Date and Place. The Closing shall take place on the date which is five (5) business days following the satisfaction of all conditions to Closing contained in ARTICLE VII and ARTICLE VIII but in no event later than July 31, 2012, or at such earlier or later date and time as may be expressly agreed upon in writing by the Buyer and Seller (the “Initial Closing Date”). The Closing shall be accomplished by the Buyer and Seller depositing the Closing Documents into escrow with the Title Insurer and Buyer and Seller issuing their respective instructions to the Title Insurer without the need for attending in person unless the parties mutually agree otherwise.

9.2 Deliveries of Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

(a) A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Seller (i) is duly organized and in good standing in the state of organization of Seller, and (ii) is qualified to do business in the state in which the Property is located.

(b) A certificate of the secretary (or the equivalent thereto if none) of Seller attesting as to the incumbency of each manager, officer, and authorized representative of Seller who executes this Agreement and any of the other Documents, certifying that resolutions and consents necessary for Seller to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(c) A warranty deed and bill of sale (with general warranty of title) transferring the Property to Buyer free of all Liens other than the Permitted Exceptions and Permitted Liens.

(d) A certificate of non-foreign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such Section.

(e) A certificate that the conditions specified in Sections 7.1 and 7.2 are satisfied as of the Closing.

(f) A true, correct and complete Rent Roll for the Property five (5) days prior to Closing, certified by Seller, listing each resident as of the Closing, the unit, bed or room number of such resident, the amount of monthly fees to be paid by such resident, the amount of security deposit, the date of the Resident Agreement, and the expiration date of such Resident Agreement.

(g) Assignments of the Property Agreements from Seller, duly executed by Seller.

(h) All third-party consents described in Section 7.11.

(i) At no expense to Seller, unaudited and unreviewed historical financial statements and any other documents identified by Buyer that are reasonably required to allow Buyer to comply with any reporting, disclosure, or filing requirements imposed upon Buyer by the SEC with respect to the transactions contemplated by this Agreement. Additionally, Seller shall provide Buyer, but without expense to Seller, with (a) an audit letter in substantially the form as Exhibit G hereto, and (b) copies of, or access to, such factual information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the SEC in connection with the purchase of the Property.

(j) Such additional and customary information, materials, affidavits and certificates as the Title Insurer may reasonably require to issue the Title Insurance policies, the gap coverage and all endorsements required by this Agreement to be delivered at Closing, or as may be reasonably required by the Title Insurer.

9.3 Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

(a) The Purchase Price by wire transfer in accordance with Section 2.3, subject to the adjustments under Section 2.5, less an amount equal to the net proceeds EFP would be entitled to receive under this Agreement for the sale of its interest in the Urbana Property, the Springfield Property and the Normal Property if EFP were not contributing its interest to Buyer.

(b) A certificate that the conditions specified in Sections 8.1 and 8.2. are satisfied as of the Closing.

(c) An agreement by Buyer assuming the Assumed Obligations.

(d) A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Buyer is (i) duly organized and in good standing in the state of its formation, and (ii) is qualified to do business in the state where the Property is located.

(e) A certificate of the secretary (or the equivalent thereto if none) of Buyer attesting as to the incumbency of each officer or authorized representative of Buyer who executes this Agreement and/or any of the other Documents, certifying that resolutions and consents necessary for Buyer to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

9.4 Closing Costs. Buyer and Seller shall each pay (a) their respective attorneys’ fees and expenses and (b) any broker commissions due to any broker engaged by such party respectively. All due diligence costs shall be borne by Buyer and all transfer taxes, title costs, recording fees and escrow fees (collectively, “Transaction Costs”) shall be borne by Buyer and Seller equally, provided, however, that Buyer shall pay all costs of any Survey obtained by Buyer as well as any endorsements required by the Lender under the Existing Mortgages. Except as provided in Section 11.4, the cost sharing referred to above shall occur only if the closing occurs. If Closing does not occur for any reason the provisions of Section 11.1 or 11.2, as applicable, shall determine each parties responsibility for the costs incurred by the parties with respect to this Agreement.

9.5 No Additional Representations; Disclaimer Notice. Pursuant to this Agreement, Buyer and its representatives (including environmental consultants, architects and engineers) have been or will be afforded the right and opportunity to enter upon the Property and to make such inspections of the Property and matters related thereto, including the conduct of soil, environmental and engineering tests, as Buyer and its representatives desire, subject to the provisions of Section 9.4. Buyer acknowledges that notwithstanding any prior or contemporaneous oral or written representations, statements, documents or understandings, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes any such prior or contemporaneous oral or written representations, statements, documents or understandings. Buyer further acknowledges that, except as set forth in Article IV or the conveyance documents (i) neither Seller, nor any principal, agent, attorney, employee, broker or other representative of Seller has made any representations or warranties of any kind whatsoever regarding the Property, either express or implied, and (ii) Buyer is not relying on any warranty, representation or covenant, express or implied, with respect to the Property, except as set forth in Article IV or the conveyance documents, and waives all rights and remedies available to it under state and federal law other than those permitted under this Agreement. Buyer represents that it is knowledgeable in real estate matters and the operation of senior housing and memory care facilities and that upon completion of the inspections contemplated or permitted by this Agreement, Buyer will have made all of the investigations and inspections Buyer deems necessary in connection with its purchase of the Property, and that approval by Buyer of such inspections pursuant to this Agreement will be deemed approval by Buyer without reservation of all aspects of this transaction, including but not limited to the physical condition of the Property and the use, title and the financial aspects of the operation of the Property. Except for the representations and warranties contained in Article IV and in the conveyance documents Buyer hereby waives, relinquishes and releases any and all rights, claims and causes of action, including rights of contribution or indemnity which Buyer may have or may be entitled to assert against Seller under or with respect to the Property or the condition thereof.

ARTICLE X

INDEMNIFICATION

10.1 General. The rights to indemnification set forth in this ARTICLE X and the other rights described in this Agreement shall be in addition to all other rights to monetary damages that any party (or the party’s successors or permitted assigns) would otherwise have by Applicable Law in connection with the transactions contemplated by this Agreement or any other Document; provided, however, that neither party shall have the right to be compensated more than once for the same monetary damage.

10.2 Indemnification by Seller. From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

(a) Any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement;

(b) The ownership, operation or control of the Property prior to the Closing, including without limitation, any and all liabilities which relate to events occurring prior to the Closing, regardless of when they are asserted or whether such was disclosed to Buyer and regardless of whether such was a breach of any representation, warranty, or covenant by Seller, except for (i) Assumed Obligations, (ii) obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to Buyer, and (iii) obligations or liabilities which Seller, not later than thirty (30) days following the Effective Date, expressly disclosed to Buyer in writing and for which Seller expressly advised Buyer in writing that Seller would not agree to remain liable therefore following Closing; and

(c) Claims by any other party claiming to have represented Seller as broker or agent in connection with the transactions contemplated by this Agreement.

10.3 Indemnification by Buyer. From and after Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any of the following:

(a) Any material breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement; and

(b) The ownership, operation or control of the Property after the Closing, including without limitation, any and all liabilities which relate to events occurring after the Closing, regardless of when they are asserted and regardless of whether such was a breach of any representation, warranty, or covenant by Seller, including the Assumed Obligations, but excluding any obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to Seller.

10.4 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Section 10.2 and Section 10.3, the following procedure shall apply:

(a) Whenever a claim shall arise for indemnification under this ARTICLE X, the party entitled to indemnification (the “Indemnified Party”) shall give a reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld. If, however, (x) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (y) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (x), the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party. In the case of clause (y), the Indemnifying Party shall pay all costs of defense of both itself and the actual out-of-pocket costs of the Indemnified Party.

(c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement from the Indemnifying Party of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this ARTICLE X.

(d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual Loss or prejudice as a result of such failure or delay. Notwithstanding anything to the contrary contained herein, the parties agree that no indemnification right or obligation shall apply to the extent any such Loss or expense is paid to an Indemnified Party by an insurance company.

(e) The right to pursue indemnification as set forth in Sections 10.2(a) and 10.3(a) shall survive the Closing hereunder for a period of eighteen (18) months following the Closing, and the right to pursue indemnification as set forth in all other Sections of this ARTICLE X shall survive the Closing hereunder.

(f) Notwithstanding anything to the contrary in this Agreement, the right to pursue indemnification as set forth in this ARTICLE X shall be actionable or payable only if valid claims for Losses, if any, collectively aggregate more than Fifty Thousand and No/100 U.S. Dollars ($50,000) (the “Floor”); provided, however, that the foregoing Floor shall not apply in the case of fraud on the part of Buyer, Seller or any of their respective Affiliates, or to any claims arising under Section 10.2(a) (with respect to breaches of the representations and warranties contained in Sections 4.3, 4.22, 4.28, and 4.29), Section 10.2(b) or Section 10.3(b) (none of which shall be subject to the Floor). In addition, Buyer agrees to concurrently seek recovery against Seller, under any insurance policies, the Title Policy and other applicable agreements, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from any sums recovered from such insurance policies, Title Policy or other applicable agreements. FINALLY, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES OTHER THAN IN THE EVENT OF FRAUD.

ARTICLE XI

DEFAULT AND TERMINATION

11.1 Right of Termination. This Agreement may be terminated prior to Closing as follows:

(a) By Buyer, in its sole and absolute discretion, at any time during the Due Diligence Period for any reason or for no reason whatsoever;

(b) By written agreement of Seller and Buyer;

(c) By Buyer if, as of the Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have not been met, or as specifically provided for in or covered by Sections 7.5, 11.2(a)(i), 12.16, and 12.17; provided, however, that nothing contained in this Section 11.1(c) shall limit Seller’s rights pursuant to 11.2 below;

(d) By Seller if, as of Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have been met but the conditions in ARTICLE VIII have not been met and Buyer defaults on its obligation to close this transaction; provided, however, that nothing contained in this Section 11.1(d) shall limit Seller’s rights pursuant to 11.2 below; or

(e) By Seller or Buyer if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling the parties hereto shall use their diligent efforts to lift), in each case permanently retraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, or otherwise determining that the consummation of such transactions would be unlawful, and such order, decree or ruling shall have become final and nonappealable.

(f) By Buyer if Buyer obtains Knowledge of any matter that causes any representation or warranty of the Seller contained herein to be untrue or inaccurate in any material respect.

In the event this Agreement is terminated pursuant to this Section 11.1 or pursuant to any other express provision of this Agreement for any reason other than a default by the Seller or Buyer hereunder, then (i) this Agreement shall be of no further force or effect as of the date of delivery of such written notice of termination, (ii) the Buyer and Seller shall equally share the cancellation charges, if any, of the Escrow Agent and Title Insurer, (iii) no party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Agreement and (iv) all Escrowed Funds shall be released to the party entitled to the same in accordance with Section 2.4 hereof.

11.2 Remedies upon Default.

(a) If Seller defaults on any of Seller’s obligations hereunder, and such default continues for twenty (20) days after written notice thereof specifying such default, Buyer may serve notice in writing to the Seller in the manner provided in this Agreement, and either:

(i)	If specific performance is unavailable, terminate this Agreement, receive a refund of the Earnest Money Deposit and receive from Seller reimbursement of all actual third-party out-of-pocket expenses incurred by Buyer in pursuing the transactions contemplated by this Agreement and pursue all legal remedies available at law against Seller for Buyer’s actual damages arising from Seller’s default hereunder up to a maximum amount of Four Hundred Ninety Thousand Dollars ($490,000); or

(ii)	Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Purchase Price and without any further claim against the Seller therefor and, if necessary, pursue an action for specific performance.

(b) If Buyer defaults on its obligation to close this transaction, Seller’s exclusive remedy shall be to terminate this Agreement and receive the Earnest Money Deposit as liquidated damages.

11.3 Specific Performance. Seller specifically agrees that Buyer shall be entitled, in the event of a default by Seller, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. If Buyer pursues an action for specific performance and prevails, Buyer shall not be entitled to any monetary damages, except as set forth in Section 12.14.

11.4 Obligations Upon Termination. Except as otherwise provided herein, if this Agreement is terminated, each of the parties shall bear its own costs incurred in connection with the transactions contemplated by this Agreement. Unless this Agreement is terminated by the

Buyer or Seller, as applicable, in accordance with the provisions of Section 11.1 or 11.2, in the event the Closing fails to occur by the Closing Date specified in 9.1 (as such date may be extended by the parties from time to time) through no default or either party of its respective obligations hereunder, the actual out-of-pocket expenses incurred by the parties as Transaction Costs shall be borne by Buyer and Seller equally and to the extent either party has paid more than fifty percent (50%) of such Transaction Costs, the other party shall reimburse such party the cost of all such Transaction Costs in excess of such party’s fifty percent (50%) share within fifteen (15) days of scheduled Closing Date.

11.5 Termination Notice. Each notice given by a party to terminate this Agreement shall specify the Subsection of ARTICLE XI pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Subsection of ARTICLE XI, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

11.6 Sole and Exclusive Remedy. Seller and Buyer each acknowledge and agree that prior to the Closing, such party’s sole and exclusive remedy with respect to any and all claims made prior to the Closing for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited to, Sections 11.1, 11.2 and 11.3. The foregoing shall in no manner limit the rights and obligations of the parties provided in ARTICLE X from and after the Closing. In addition, in no event shall the provisions of this ARTICLE XI limit the non-prevailing party’s obligation to pay the prevailing party’s attorneys’ fees and costs pursuant to Section 12.14 hereof.

ARTICLE XII

MISCELLANEOUS

12.1 Further Actions. From time to time before, at and after the Closing, each party will execute and deliver such other documents as reasonably requested by the Buyer, Seller or Escrow Agent to consummate the transactions contemplated hereby.

12.2 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by facsimile (with written confirmation of receipt), by courier (including overnight delivery service), by email (as to communications that are not required notices or demands hereunder), or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

If to Seller, to:	Urbana Care Group LLC Springfield Care Group LLC Normal Care Group LLC Bryan Care Group, LP c/o South Bay Partners, Ltd.

5307 Mockingbird Lane, Suite 1010

Dallas, Texas 75206

Attn: Patrick McGonigle

Phone: 214-370-2650

Fax: 214-370-2699

Erwin Family Properties I, L.L.C.

12115 NE 99th Street, Suite 1800

Vancouver, WA 98682

Attn: Gerald L. Erwin

Phone:

Fax:

	With copies to:	Columbia Pacific Management 1910 Fairview Avenue East, Suite 500 Seattle, WA 98102 Attn: Kathy J. Mackey Phone: 206-453-0286 Fax: 206-694-2705

	and	Thomas A. Barkewitz Alston, Courtnage & Bassetti LLP 1000 Second Avenue, Suite 3900 Seattle, WA 98104-1045 Phone: 206-623-7600 Fax: 206-623-1752

	And	Terry Landry Cherry Petersen Landry Albert LLP 8350 North Central Expressway, Suite 800 Dallas, TX 75206 Phone: 214-265-9174 Fax:

(a)	If to Buyer, to:	Sentio Leah Bay LLC Attn: Scott Larche 189 S. Orange Ave., Suite 1700 Orlando, Florida 32801 Telephone: 407-999-2438 Fax: (407) 999-5210

	and:	Michael A. Okaty, Esq. Foley & Lardner LLP 111 N. Orange Avenue, Suite 1800 Orlando, FL 32801 Telephone: 407-423-7656 Fax: 407-648-1743 E-mail: mokaty@foley.com

(b)	If to Escrow Agent, to:	Fidelity National Title Agency, Inc. 5430 LBJ Freeway, Suite 260 Dallas, TX 75240 ATTN: David Lawrence Tel: 972-770-2120 (direct) Email: DLawrence@fnflaw.com or such other address as a party may from time to time notify the other parties in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so sent by facsimile, upon receipt as evidenced by the sender’s written confirmation of receipt, (ii) if so mailed, as of the date delivered, (iii) if emailed, when sent (provided that e-mail does not constitute delivery of any communication that is a required notice or demand hereunder), and (iv) if so delivered by courier, on the date received.

12.3 Entire Agreement. This Agreement and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings, or arrangements between the parties hereto with respect to the subject matter hereof.

12.4 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and any Indemnified Party and their respective successors or permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.5 Assignment. This Agreement may not be assigned by any party prior to Closing without the written consent of the Buyer and Seller, which consent may be given or withheld in each such party’s sole and absolute discretion, except that Buyer may assign this Agreement and its rights hereunder without the consent of Seller (i) to an Affiliate of Buyer, (ii) to a partnership in which Buyer or any Affiliate of Buyer is a general partner, (iii) a limited liability company in which Buyer or any Affiliate of Buyer is a manager or managing member or (iv) any other lawful entity entitled to do business in the state in which the Property is located provided such entity is controlled by, controlling or under the common control with Buyer or any Affiliate of Buyer (each, a “Permitted Buyer-Assignee”). In the event of such an assignment to a Permitted Buyer-Assignee, Buyer shall not be released from any of its duties, covenants, obligations or representations and warranties under this Agreement and, from and after any such assignment, Buyer and such Permitted Buyer-Assignee shall be jointly and severally liable under this Agreement, and from and after any such assignment, the term “Buyer” shall be deemed to mean such Permitted Buyer-Assignee under any such assignment.

12.6 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois without regard to its principles of conflicts of laws. Venue for any dispute shall be in Cook County, Illinois.

12.7 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged, or terminated orally, except by an instrument in writing signed by: (i) Buyer and Seller with respect to any provision contained herein; and (ii) Buyer, Seller, and Escrow Agent with respect to Section 2.6 hereof. Any waiver shall be effective only in accordance with its express terms and conditions.

12.8 Joint and Several. If Seller is more than one party then each such party shall be jointly and severally liable for performing all obligations of Seller under this Agreement.

12.9 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto hereby waive any provision of Applicable Law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

12.10 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

12.11 Counterparts. This Agreement may be executed and accepted in one or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.12 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

12.13 Intentionally Deleted Attorneys’ Fees. In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to trial. For purposes of this Section 12.14, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

12.15 Section 1031 Exchange/Tax Planning. If requested by either Buyer or Seller, the other party shall cooperate in permitting the other to accomplish an exchange under Section 1031 of the Code or to restructure this transaction in a way which is more advantageous for tax purposes; provided, however, that such exchange or restructuring shall not modify any underlying financial or other material terms of this Agreement, shall not delay the Closing, shall not relieve Buyer or Seller of any liability for their respective obligations hereunder, and shall not result in any other party incurring any greater cost or expense that it otherwise would if any such exchange had not been elected.

12.16 Casualty. The risk of any loss or damage to the Property by fire or other casualty before the Closing shall continue to be borne by Seller. Seller shall promptly give Buyer written notice of any fire or other casualty (in any event within five (5) days after Seller first has knowledge of the occurrence of same), which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair. If (i) any portion of the Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, or (ii) at the time of Closing the estimated cost of repairs as to any one the Property is ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00) or less, as determined by an independent adjuster selected by Seller, Buyer shall be required to purchase the Property in accordance with this Agreement, and Buyer shall, at Buyer’s option, either: (x) receive a credit at Closing of the estimated cost or repairs to the Property, as determined by the aforesaid independent adjuster, plus any reasonably estimated lost revenue following Closing arising from such fire or casualty; or (y) receive from Seller at Closing (I) an assignment, without representation or warranty by or recourse against Seller, of all insurance claims and proceeds with respect thereto, plus (II) an amount equal to Seller’s insurance deductible. If the estimated cost of repairing such damage to the Property is more than ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00), as determined by such independent adjuster, Buyer may, at its sole option: (x) terminate this Agreement by notice to Seller on or before the earlier of the Closing or the tenth (10th) day after receipt of such notice described above, in which event no party shall have any further liability to the party under this Agreement; or (y) proceed to Closing as provided in this Section 12.16. In no event shall the amount of insurance proceeds assigned to Buyer under this subparagraph (plus the amount of the deductible) exceed the lesser of (i) the cost of repair or (ii) the Purchase Price. The parties’ obligations, if any, under this Section 12.16 shall survive the expiration or any termination of this Agreement.

12.17 Condemnation. The risk of any loss or damage to the Property by condemnation before the Closing shall continue to be borne by Seller. In the event any condemnation proceeding is commenced or threatened, Seller shall promptly give Buyer written notice thereof (in any event within five (5) days after Seller first has knowledge of the occurrence of same), together with such reasonable details with respect thereto as to which Seller may have knowledge. If, prior to Closing, there is a material taking by eminent domain at the Property, this Agreement shall become null and void at Buyer’s option, and upon receipt by Seller of the written notice of an election by Buyer to treat this Agreement as null and void, this Agreement shall be deemed null and void. If Buyer elects to proceed and to consummate the purchase despite said material taking, or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Buyer shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Buyer, without representation of warranty by or recourse against Seller, all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceeding (in which event Buyer shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage). For the purpose of this Section 12.17, the term “material” shall mean any taking of in excess of five percent (5%) of the square footage of the Property or ten percent (10%) of the Real Property associated with the Property. The parties’ obligations, if any, under this Section 12.17 shall survive the expiration or any termination of this Agreement.

12.18 Limited Liability. No past, present, or future member, partner, shareholder, director, officer of employee of any party to this Agreement shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or Document contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement.

12.19 Survival of Defined Terms. Where this Agreement provides that a term or provision shall survive the Closing or the expiration or earlier termination of this Agreement, any defined terms contained in ARTICLE I that are used in such surviving term or provision shall also survive.

12.20 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

12.21 No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Buyer, Seller, Guarantors and Escrow Agent only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.22 WAIVER OF JURY TRIAL. EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

12.23 Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement, shall be deemed to be attached hereto and incorporated by reference even though it may be completed after the Effective Date so long as it is acknowledged as a Schedule or an Exhibit to this Agreement by the parties hereto prior to or as of Closing. Any item disclosed hereunder (including in the Schedules and Exhibits hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the Effective Date.

SELLERS

URBANA CARE GROUP LLC, an Illinois limited liability company

By
Craig Spaulding, its manager

SPRINGFIELD CARE GROUP LLC, an Illinois limited liability company

By
Craig Spaulding, its manager

NORMAL CARE GROUP LLC, an Illinois limited liability company

By
Craig Spaulding, its manager

BRYAN CARE GROUP, LP, a Texas limited partnership

By	BCG Texas Group, LLC, a Texas limited liability Company, its general partner

By
Craig Spaulding, Manager

ERWIN FAMILY PROPERTIES I, L.L.C., a Washington limited liability company

By
Gerald L. Erwin, Manager

BUYER

SENTIO LEAH BAY, LLC, a Delaware limited liability company

By
Name
Title

ESCROW AGENT:

The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and agrees to act as Escrow Agent thereunder.

FIDELITY NATIONAL TITLE AGENCY, INC.

By:
Name:
Title:

EXHIBIT A

Property Information

Facility/Address	Tradename	Units	Beds
1704 East Amber Lane Urbana, Illinois 61802	Amber Glen	38	66
3319 Ginger Creek Drive Springfield, Illinois 62711	Mill Creek	38	66
505 East Vernon Avenue Normal, Illinois 61761	Sugar Creek	38	66
3850 Coppercrest Drive Bryan, Texas 77802	Hudson Creek	38	66

EXHIBIT B

Description of Land

Amber Glen – Urbana, Illinois (the “Urbana Property”)

A tract of land being part of the South Half of the North Half of the Southeast Quarter of Section 21, Township 19 North, Range 9 East of the Third Principal Meridian, City of Urbana, Champaign County, the boundary of which is described as follows, with bearing on a local datum:

Beginning at a 1/2 inch hollow pipe monument at the Southeast corner of Lot 106 of Eastgate Subdivision No. 1, as recorded in Plat Book CC at Page 181 as Document No. 96R15730 at the Champaign County Recorder’s Office; thence North 89 degrees 47 minutes 09 seconds West, 352.99 feet along the North line of Amber Lane to a 1/2 inch iron rod monument set; thence North 00 degrees 20 minutes 10 seconds West, 655.76 feet to a 1/2 inch iron rod monument set on the North line of said Lot 106; thence South 89 degrees 47 minutes 49 seconds East, 352.99 feet along the North line of said Lot 106 to a 1/2 inch hollow pipe monument found at the Northeast corner of said Lot 106; thence South 00 degrees 20 minutes 07 seconds East, 655.83 feet along the East line of said Lot 106 to the point of beginning.

Also known as Lot 106B of Replat of Lot 106 of Eastgate Subdivision No. 1, as per plat recorded on October 13, 2004 as Document No. 2004R32583, situated In Champaign County, Illinois.

Mill Creek – Springfield, Illinois (the “Springfield Property”)

Lots 1, 2 and 3 of GINGER CREEK OFFICE PARK SUBDIVISION, according to the plat thereof recorded January 30, 2003 as document number 2003R05365 in the Office of the Sangamon County Recorder of Deeds, described more particularly as follows:

Beginning at an iron pipe marking the Northwest corner of the aforementioned Lot 1, thence South 89 degrees 28 minutes 49 seconds East along the North line of Lots 1, 2, and 3 a distance of 523.55 feet measured, (523.53 feet Plat) to an iron pipe marking the Northeast corner of Lot 3, thence South 00 degrees 07 minutes 33 seconds West along the East line of Lot 3 a distance of 190.18 feet measured, (190.19 feet Plat) to an iron pipe marking the Southeast corner of Lot 3, said pipe marks the beginning of a 503.12 foot radius non-tangent curve to the left, thence Southwesterly 186.72 feet along the Northerly line of Ginger Creek Drive with said curve having a long chord that bears South 79 degrees 51 minutes 40 seconds West for a distance of 185.65 feet measured, (185.63 feet Plat) to an iron pipe, thence continuing South 69 degrees 13 minutes 49 seconds West along the Northerly line of Ginger Creek Drive a distance of 300.39 feet measured (300.38 feet Plat) to an iron pipe marking the beginning of 470.00 foot radius, tangent curve to the right, thence Southwesterly 62.27 feet along the Northerly line of Ginger Creek Drive with said curve having a long chord that bears South 73 degrees 00 minutes 30 seconds West for a distance of 62.22 feet measured (62.21 feet Plat) to an iron pipe marking the Southwest corner of Lot 1, thence North 00 degrees 00 minutes 13 seconds East a distance of 352.32 feet measured, (352.29 feet Plat) to the point of beginning. Said Parcel contains 3.115 acres, more or less, all in the Northwest Quarter of Section 12, Township 15 North, Range 6 West of the Third Principal Meridian, in Sangamon County, Illinois. Basis of bearing is South 89 degrees 28 minutes 49 seconds East along the North line of Lots 1, 2 and 3.

Sugar Creek – Normal, Illinois (the “Normal Property”)

Lot 1 in Custer Brothers Subdivision, to the Town of Normal, Illinois, according to the plat thereof recorded March 15, 2006 as Document Number 2006-00006263, in McLean County, Illinois

Commonly Known as 505 E. Vernon Avenue, Normal, IL

Hudson Creek – Bryan, Texas (the “Bryan Property”)

Being all that certain lot, tract or parcel of land lying and being situated in Brazos County, Texas and being Lot Two B-R (2B-R), Block One (1), PARK HUDSON, PHASE FIVE, and addition to the City of Bryan, Texas, according to the Replat recorded in Volume 6777, page 255 of the Official Public Records of Brazos County, Texas (O.P.R.B.C.) and being more particularly described by metes and bounds as follows:

BEGINNING at a found 3/4 inch iron pipe marking the intersection of the southwest right of way line of Copperfield Drive and the northwest right of way line of of Coppercrest Drive (widths vary at this location) as described on the Park Hudson Right of Way Dedication Plat recorded in Volume 3593, page 89 (O.P.R.B.C.);

THENCE along the said northwest line of Coppercrest Drive for the following five (5) calls:

1.38.75 feet in a clockwise direction along the arc of a curve having a central angle of 88° 49’ 06”, a radius of 25.00 feet, a tangent of 24.49 feet and a long chord bearing S 40’ 23’ 47” E at a distance of 34.99 feet to a found chiseled “X” mark in a concrete sidewalk for the Point of Tangency,

2. S 04° 00’ 46” W for a distance of 26.46 feet to a found chiseled “V” mark in a concrete sidewalk for the point of curvature of a curve to the right,

3.272.07 feet along the arc of said curve having a central angle of 27° 20’ 53”, a radius of 570.00 feet, a tangent of 138.68 feet and a long chord bearing S 17° 41’ 13” W at a distance of 269.49 feet to a found 3/4 inch iron pipe for the Point of Tangency,

4. S 31° 21’ 40” W for a distance of 100.00 feet to a found 3/4 inch iron pipe for the Point of Curvature of a curve to the left and

5. 55.30 feet along the arc of said curve having a central angle of 05° 01’ 47”, a radius of 630.00 feet, a tangent of 27.67 feet and a long chord bearing S 28° 50’ 46” W at a distance of 55.29 feel to a set 1/2 inch iron rod for corner and marking the southeast corner of this tract:

THENCE N 73° 36’ 31” W through said Lot 2-R, Block 1 for a distance of 206.60 feet to a set 1/2 inch iron rod for corner, said iron rod also being in the east line of the 17.412 acre Board of Directors of Bryan Reinvestment Zone No. 8 Tract One described in Volume 3847, page 162 (O.P.R.B.C);

THENCE along the common line of said Lot 2-R and the 17.412 acre tract for the following two (2) calls:

1. N 02° 42’ 04” E for a distance of 205.95 feet to a found 1/2 inch iron rod for corner and

2. N 11° 28’48” E for a distance of 209.83 feet to a found 1/2 inch iron rod for corner, said iron rod also being in the beforementioned southwest right of way line of Copperfield Drive;

THENCE S 84 48’ 20” E along said line of Copperfield Drive for a distance of 287.69 feet to the POINT OF BEGINNING and containing 2.919 acres (127,149.0 sq.ft.) of land.

Exhibit C

Due Diligence Materials

Exhibit D

Rent Roll

(See attached pages)

Exhibit E

Form of Management Agreement

Exhibit F

Form of Guaranty

Exhibit G

Form of Audit Letter

Schedule 2.1(b)

Excluded Personal Property

Manager’s Corporate Manuals

Schedule 2.1(h)

Excluded Intellectual Property

Schedule 2.2(a)

Existing Mortgages

Amber Glen – Urbana, Illinois

Loan made by Red Capital Mortgage, Inc., an Ohio corporation in the amount of $8,976,000.00 on May 15, 2009. All documents dated May 15, 2009.

1.	Multifamily Note

2.	Borrowers Statement

3.	Exceptions to Non-Recourse Guaranty

4.	Multifamily Mortgage, Assignment of Rents and Security Agreement

5.	Assignment of Mortgage

6.	Assignment of Collateral Agreements

7.	Replacement Reserve and Security Agreement

8.	Certificate of Borrower

9.	Mortgage Loan Certificate

10.	Subordination, Assignment and Security Agreement

11.	Agreement to Amend or Comply

Mill Creek – Springfield, Illinois

Loan made by Red Capital Mortgage, Inc., an Ohio corporation in the amount of $8,664,000.00 on May 15, 2009. All documents dated May 15, 2009.

1.	Multifamily Note

2.	Borrowers Statement

3.	Exceptions to Non-Recourse Guaranty

4.	Multifamily Mortgage, Assignment of Rents and Security Agreement

5.	Assignment of Mortgage

6.	Assignment of Collateral Agreements

7.	Replacement Reserve and Security Agreement

8.	Certificate of Borrower

9.	Mortgage Loan Certificate

10.	Subordination, Assignment and Security Agreement

11.	Agreement to Amend or Comply

Sugar Creek – Normal, Illinois

Loan made by Red Capital Mortgage, Inc., an Ohio corporation in the amount of $8,092,000.00 on November 24, 2009. All documents dated November 24, 2009.

1.	Multifamily Note

2.	Borrowers Statement

3.	Exceptions to Non-Recourse Guaranty

4.	Multifamily Mortgage, Assignment of Rents and Security Agreement

5.	Assignment of Mortgage

6.	Assignment of Collateral Agreements

7.	Replacement Reserve and Security Agreement

8.	Certificate of Borrower

9.	Mortgage Loan Certificate

10.	Subordination, Assignment and Security Agreement

11.	Agreement to Amend or Comply

Hudson Creek – Bryan, Texas

Loan made by Red Capital Mortgage, Inc., an Ohio corporation in the amount of $8,200,000.00 on June 23, 2010. All documents dated June 23, 2010.

1.	Multifamily Note

2.	Borrowers Statement

3.	Exceptions to Non-Recourse Guaranty

4.	Multifamily Deed of Trust, Assignment of Rents and Security Agreement

5.	Assignment of Deed of Trust

6.	Assignment of Collateral Agreements

7.	Replacement Reserve and Security Agreement

8.	Certificate of Borrower

9.	Mortgage Loan Certificate

10.	Subordination, Assignment and Security Agreement

11.	Agreement to Amend or Comply

Schedule 2.3

Allocation of Purchase Price

Urbana Property:

Real Property
Land	$

Land Improvements	$

Building	$

Personal Property
Furniture, Fixtures and Equipment	$

Vehicle(s)	$

Other Assets	$

Total	$

Springfield Property:

Real Property
Land	$

Land Improvements	$

Building	$

Personal Property
Furniture, Fixtures and Equipment	$

Vehicle(s)	$

Other Assets	$

Total	$

Normal Property:

Real Property
Land	$

Land Improvements	$

Building	$

Personal Property
Furniture, Fixtures and Equipment	$

Vehicle(s)	$

Other Assets	$

Total	$

Bryan Property:

Real Property
Land	$

Land Improvements	$

Building	$

Personal Property
Furniture, Fixtures and Equipment	$

Vehicle(s)	$

Other Assets	$

Total	$

Schedule 4.5

Judgments

Schedule 4.7

Seller’s Insurance

Schedule 4.8

Litigation, Proceedings and Investigations

Schedule 4.9

Compliance with Laws

Schedule 4.10

Environmental Matters

Schedule 4.12

Property Agreements

Schedule 4.13

Licenses; Citations

Schedule 4.16

Third Party Payor Programs

Schedule 4.17

Condition of the Property

Schedule 4.22

Exceptions to Seller Ownership

Schedule 4.23

Title Encumbrances